Exhibit 8.2

20/F, China Resources Building

8 Jianguomenbei Avenue

Beijing 100005, PRC

T: (86-10) 8519-1300

F: (86-10) 8519-1350

junhebj@junhe.com

December 2, 2014

To:

Tuniu Corporation

Tuniu Building, No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

Dear Sir or Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue an opinion on the laws and regulations of the PRC.

We are acting as the PRC counsel to Tuniu Corporation, a company incorporated under the laws of Cayman Islands (the “Company”), in connection with (A) the Company’s registration statement on Form F-1 (the “Registration Statement”), publicly filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and including the prospectus that forms a part of the Registration Statement, relating to the public offering (the “Offering”) of the Company’s American Depositary Shares (“ADSs”), each representing three Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Shares”), and (B) the issuance and sale of the Company’s ADSs and listing of the Company’s ADSs on the NASDAQ Global Market.

This legal opinion (the “Opinion”) is furnished pursuant to the instructions of the Company regarding certain PRC tax matters, and is delivered to the Company solely for the purposes of the Offering. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the opinion regarding certain PRC legal matters rendered by us as of December 2, 2014.

Beijing Head Office Tel: (86-10) 8519-1300 Fax: (86-10) 8519-1350	Shenzhen Office Tel: (86-755) 2587-0765 Fax: (86-755) 2587-0780	Dalian Office Tel: (86-411) 8250-7578 Fax: (86-411) 8250-7579	Hong Kong Office Tel: (852) 2167-0000 Fax: (852) 2167-0050	Silicon Valley Office Tel: (1-888) 886-8168 Fax: (1-888) 808-2168

Shanghai Office Tel: (86-10) 5298-5488 Fax: (86-21) 5298-5492	Guangzhou Office Tel: (86-20) 2805-9088 Fax: (86-20) 2805-9099	Haikou Office Tel: (86-898) 6851-2544 Fax: (86-898) 6851-3514	New York Office Tel: (1-212) 703-8720 Fax: (1-212) 703-8702	www.junhe.com

I.	OPINIONS

This Opinion relates to the PRC Law as it exists and is interpreted as of the date hereof. We do not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express no opinion as to the laws of any other jurisdiction and none is to be implied.

Based upon and subject to the below qualifications, we are of the opinion that to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations set forth in the Registration Statement under the heading “Risk Factors”, “Taxation — People’s Republic of China Taxation” and “PRC Regulation” as to the material PRC tax consequence of the Offering and an investment in the Company’s ADSs, it represents our opinion.

II.	QUALIFICATIONS

Our Opinion is subject to the following qualifications:

1. This Opinion is limited to the matters set forth herein and is subject to the effect of any future change, amendment, alteration or adoption of any PRC Law or judicial or regulatory interpretations.

2. This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Jun He Law Offices
Jun He Law Offices

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